Exhibit 99.1
[Nurix logo]
Nurix Therapeutics Announces U.S. FDA Lifts Partial Clinical Hold on
NX-2127 Phase 1 Trial
Nurix cleared to introduce new chirally controlled NX-2127 drug product and resume enrollment of new patients into the study
SAN FRANCISCO, March 11, 2024 – Nurix Therapeutics, Inc. (Nasdaq: NRIX), a clinical stage biopharmaceutical company developing targeted protein modulation drugs designed to treat patients with cancer and inflammatory diseases, today announced that the U.S. Food and Drug Administration (FDA) has lifted the partial clinical hold on the U.S. Phase 1a/1b study evaluating NX-2127 in adults with relapsed/refractory B-cell malignancies. The partial clinical hold on the study was announced by Nurix on November 1, 2023, following the company’s communication to the FDA of its intention to transition to an improved manufacturing process.
“We are pleased with the timely resolution of the partial clinical hold, which allows us to reinitiate enrollment in the NX-2127 Phase 1 study utilizing drug product from our new manufacturing process,” said Paula G. O’Connor, M.D., executive vice president and head of clinical development at Nurix. “Following our clinical data disclosures at the American Society of Hematology Annual Meeting last year and the recent scientific publication in the journal Science, we are seeing an acceleration of interest in our BTK degrader programs.”
Nurix plans to reinitiate enrollment with the new chirally controlled drug substance in a standard dose escalation study within the current Phase 1a/1b trial. Nurix plans to prioritize enrollment of patients with aggressive forms of non-Hodgkin’s lymphoma (NHL) including diffuse large B-cell lymphoma (DLBCL) and mantle cell lymphoma (MCL) where durable complete responses have previously been observed. Patients currently enrolled in the clinical study who are deriving clinical benefit from NX-2127 manufactured with the prior process may continue to receive that treatment in accordance with the study protocol.

About NX-2127
NX-2127 is a novel bifunctional, orally bioavailable, investigational new drug that degrades Bruton’s tyrosine kinase (BTK) and cereblon neosubstrates Ikaros (IKZF1) and Aiolos (IKZF3). NX-2127 is currently being evaluated in a Phase 1 clinical trial in patients with relapsed or refractory B cell malignancies. Additional information on the ongoing clinical trial can be accessed at www.clinicaltrials.gov (NCT04830137).

About Nurix Therapeutics, Inc.
Nurix Therapeutics is a clinical stage biopharmaceutical company focused on the discovery, development and commercialization of innovative small molecules and antibody therapies based on the modulation of cellular protein levels as a novel treatment approach for cancer, inflammatory conditions, and other challenging diseases. Leveraging extensive expertise in E3 ligases together with proprietary DNA-encoded libraries, Nurix has built DELigase, an integrated discovery platform, to identify and advance novel drug candidates targeting E3 ligases, a broad class of enzymes that can modulate proteins within the cell. Nurix’s drug discovery approach is to either harness or inhibit the natural function of E3 ligases within the ubiquitin-proteasome system to selectively decrease or increase cellular protein levels. Nurix’s wholly owned, clinical stage pipeline includes targeted protein degraders of Bruton’s tyrosine kinase, a B-cell signaling protein, and inhibitors of Casitas B-lineage lymphoma proto-oncogene B, an E3 ligase that regulates activation of multiple immune cell types including T cell and NK cells. Nurix is headquartered in San Francisco, California. For additional information visit http://www.nurixtx.com.

Forward-Looking Statements
This press release contains statements that relate to future events and expectations and as such constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When or if used in this press release, the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “outlook,” “plan,” “predict,” “should,” “will,” and similar expressions and their variants, as they relate to Nurix, may identify forward-looking statements. All statements that reflect Nurix’s expectations, assumptions or projections about the future, other than statements of historical fact, are forward-looking statements, including, without limitation, statements regarding: Nurix’s plans and expectations with respect to the Phase 1a/1b study evaluating NX-2127, including plans to reinitiate enrollment utilizing drug product from the new manufacturing process and plans to prioritize enrollment in certain indications, including DLBCL and MCL; the therapeutic potential of Nurix’s drug candidates, including NX-2127; the extent to which NX-2127 or Nurix’s other drug candidates may address a range of diseases; and the potential advantages of Nurix’s scientific approach and DELigase™ platform. Forward-looking statements reflect Nurix’s current beliefs, expectations, and assumptions. Although Nurix believes the expectations and assumptions reflected in such forward-looking statements are reasonable, Nurix can give no assurance that they will prove to be correct. Forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and changes in circumstances that are difficult to predict, which could cause Nurix’s actual activities and results to differ materially from those expressed in any forward-looking statement. Such risks and uncertainties include, but are not limited to: (i) whether Nurix will be able to advance, obtain regulatory approval of and ultimately commercialize its drug candidates, including NX-2127; (ii) the unexpected emergence of adverse events or other undesirable side effects during clinical development; (iii) uncertainties related to the timing and results of clinical trials; (iv) whether Nurix will be able to fund development activities and achieve development goals; (v) the impact of economic and market conditions and global and regional events on Nurix’s business, clinical trials, financial condition, liquidity and results of operations; (vi) whether Nurix will be able to protect intellectual property and (vii) other risks and uncertainties described under the heading “Risk Factors” in Nurix’s Annual Report on Form 10-K for the fiscal year ended November 30, 2023, and other SEC filings. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements. The statements in this press release speak only as of the date of this press release, even if subsequently made available by Nurix on its website or otherwise. Nurix disclaims any intention or obligation to update publicly any forward-looking statements, whether in response to new information, future events, or otherwise, except as required by applicable law.

Contacts:
Investors
Jason Kantor, Ph.D.
Nurix Therapeutics
ir@nurixtx.com

Elizabeth Wolffe, Ph.D.
Wheelhouse Life Science Advisors
lwolffe@wheelhouselsa.com

Media
Aljanae Reynolds
Wheelhouse Life Science Advisors
areynolds@wheelhouselsa.com